IMPORTANT NOTICE REGARDING THE AVAILABILITY OF INFORMATION STATEMENT, DATED OCTOBER 29, 2009

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

UNITED ECOENERGY CORP.
120 Wall Street
Suite 2401
New York, New York 10005

1.   This communication presents only an overview of the more complete materials that are available to you on the internet. The information statement including the annual and latest quarterly reports to our common stockholders are available at https://materials.proxyvote.com/910203. We encourage you to access and review all of the important information posted on the site. If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy to:

Jan E. Chason
Chief Financial Officer
United EcoEnergy Corp
120 Wall Street, Suite 2401
New York, NY  10005
(800) 475-9663
 jchason@unitedBDC.com

2.    This Notice Regarding the Availability is being provided pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, to notify our shareholders, as of the close of business on October 21, 2009 (the “Record Date”), of Information Statement relating to shareholder action in lieu of an Annual Meeting of Shareholders, taken pursuant to the written consent of certain shareholders, referred to as the consenting shareholders. Specifically, the consenting shareholders have approved the following proposals: (i) the election of five members to the Board of Directors of the Company, to serve until the next Annual Meeting of Shareholders or until their successors are duly elected; (ii) the decision of the Audit Committee of the Board of Directors of the Company to appoint Berman, Hopkins, Wright & LaHam, CPAs & Associates, LLP, as the independent auditors for the Company for the year commencing January 1, 2009.  The consenting shareholders hold shares of Common Stock and are entitled to cast a number of votes equal to 60.2 % of the total voting capital stock on all matters submitted to the shareholders for approval, including the matters set forth in this Information Statement.

ONLY THE SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON OCTOBER 21, 2009 (THE “RECORD DATE”) ARE ENTITLED TO NOTICE OF THESE ACTIONS. SHAREHOLDERS WHO COLLECTIVELY HOLD IN EXCESS OF FIFTY PERCENT (50%) OF THE COMPANY’S SHARES OF VOTING CAPITAL STOCK ENTITLED TO VOTE ON THESE MATTERS HAVE DELIVERED WRITTEN CONSENTS TO APPROVE THEM.  THESE APPROVALS ARE EFFECTIVE FORTY (40) DAYS AFTER THE POSTING OF THESE MATERIALS ON THE WEB SITE.

BY ORDER OF THE BOARD OF DIRECTORS

New York, New York	By:	/s/ Kelly T. Hickel
October 29, 2009		Kelly T. Hickel
Chief Executive Officer